EXHIBIT 23.2

Consent of Independent Certified Public Accountants

RAE Systems Inc.

Sunnyvale, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated January 28, 2003, except for Note 1(r) as to which the date is April 17, 2003, relating to the consolidated financial statements of RAE Systems Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/    BDO Seidman, LLP

BDO Seidman, LLP

San Jose, California

December 8, 2003